Exhibit 10.1

April 1, 2011

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

Roger M. Laverty, III

700 The Strand

Manhattan Beach, CA 90266

Re:	Separation Agreement

Dear Roger:

This letter is to confirm the terms of the agreement (“Agreement”), we have reached concerning the termination of your employment with Farmer Bros. Co. (the “Company”).

1.	Termination

You have agreed to step down as an executive officer of the Company effective as of April 19, 2011 (the “Transition Date”), and the Company has agreed to the termination of your employment and directorship with the Company effective as of 11:59 p.m., Pacific Daylight Time, on June 30, 2011 (the “Termination Date”). Effective as of the Transition Date, you shall resign from any and all offices of the Company (but not as a director), and any other position, office or directorship of any other entity for which you were serving at the request of the Company, and from all administrative, fiduciary or other positions you may hold with respect to arrangements or plans for, of or relating to the Company. The Change in Control Severance Agreement, dated as of June 2, 2006, between you and the Company, shall terminate as of the Transition Date. From the date of execution of this Agreement through the Transition Date, your duties and responsibilities shall be those that you would otherwise be required to discharge in the absence of this Agreement. Subject to section 3 below, from the Transition Date through the Termination Date, you shall assist in the transition of your general responsibilities and provide such services and perform such duties as directed by the Company’s Board of Directors. Your compensation and benefits to which you are entitled under Sections 4 and 6, respectively, of the Employment Agreement (as defined below) shall continue through the Termination Date, and no later than the Termination Date, you shall be issued a final paycheck for services rendered to and through your last day of employment.

2.	Payments

You shall be entitled to receive the following amounts pursuant to this Agreement:

(a) Subject to section 5, twenty-six bi-weekly payments of $16,346.15, subject to applicable withholdings and authorized deductions, with the first payment to be made on Friday, August 19, 2011, and the remaining twenty-five payments to be made on each successive Friday falling exactly two weeks after the previous Friday payment. Each such payment shall be considered a separate payment for purposes of Internal Revenue Code Section 409A.

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com

(b) If you elect COBRA continuation of company-provided health coverage within the election period set forth in the Company’s COBRA notice and election forms that will be provided to you, then your payment for such COBRA coverage for each of the first twelve months of coverage shall be the same amount that you would have been required to pay had your employment with the Company continued for that twelve-month period.

(c) A lump-sum payment of $300,000, less applicable withholdings, to be paid on August 1, 2011, plus a lump-sum payment of $18,750, less applicable withholdings, to be paid on January 1, 2012.

All rights to benefits and compensation under the Employment Agreement shall terminate automatically upon the Termination Date except to the extent otherwise provided in the Company benefit plans or by law. Except as provided in this Section 2 or by applicable Company benefit plans or laws, you shall not be entitled to any payments of any kind in connection with the termination of your employment.

3.	Paid Days Off

Effective as of March 18, 2011, you acknowledge and agree that you have accrued Paid Days Off (“PDO”) in the amount 691.68 hours. You further agree that you shall accrue additional PDO at the rate of six (6) weeks per year until the Termination Date. Effective on the Transition Date, you shall assume vacation status, wherein you shall utilize accrued PDO consistent with the Company’s normal policies regarding PDO usage. To the extent you are asked to perform services during the period between the Transition Date and the Termination Date, you shall not be required to utilize PDO for time actually worked. If asked to perform services, your minimum period of service shall be four (4) hours. Any service as a director of the Company shall not be considered hours worked. You are responsible for tracking your hours worked during this time period and for submitting your hours of work to the Human Resources department on at least a weekly basis. Effective as of the Termination Date, you shall be paid your accrued but unused PDO in a lump-sum payroll distribution, subject to normal withholdings and authorized deductions.

4.	Equity Awards

During your employment with the Company, you have been granted certain stock options and restricted stock awards. Vesting and exercise of all such awards shall be governed by the terms and conditions of the applicable award agreement.

5.	Termination of Employment Agreement

The parties acknowledge and agree that this Agreement terminates and supersedes all of the provisions of the Employment Agreement; provided, however, that the provisions of Sections 9 (Employee Handbook and Company Policies), 10 (Confidential Information, Intellectual Property), 11 (Integration with Change in Control Severance Agreement), 12.F. (Arbitration), and 12.G. (Payroll Deductions and Withholdings) contained in the Employment Agreement which, by reference thereto, are incorporated herein as though fully set forth herein, shall survive the termination of the Employment Agreement and remain binding on you for the benefit of, and be enforceable by, the Company.

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com

6.	Release of Claims

You must execute and deliver to the Company within twenty-one (21) days following the Termination Date (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A (“Release”), and said Release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended. Provided that the Company first receives your signed Release and the applicable revocation period has lapsed prior to August 1, 2011, the Company will commence the payments to you under Section 2(a) on August 1, 2011, commence the COBRA benefit according to the terms set forth in Section 2(b), and pay the lump sum described in Section 2(c) on August 1, 2011.

7.	Press Release

Except for a press release containing mutually agreed text disclosing your retirement from the Company, and except as may be required by applicable laws and regulations, you and the Company agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except attorneys and your financial advisors and to them only provided that they first agree, for the benefit of the Company and you, to keep Agreement-Related Information confidential. Notwithstanding the foregoing, this Agreement may be filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if the Company deems such filing or provision to be necessary.

8.	Execution of Other Documents

You agree to perform any and all acts, and to execute any and all additional documents, that are reasonable or necessary in furtherance of this Agreement.

9.	Bound Parties

This Agreement shall be binding upon and shall inure to the benefit of you and the Company and their respective heirs, executors, administrators and representatives, attorneys, successors, and assigns.

10.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com

11.	Absence of Reliance.

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than as set forth herein. Enforceability: If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the drafter of all or any portion of this Agreement.

14.	Entire Agreement

This Agreement, including the terms of the Employment Agreement specifically incorporated hereby by reference, constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings between you and the Company respecting such subject matter. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all parties hereto.

15.	Internal Revenue Code Section 409A

The provisions of this Agreement will be interpreted and construed in favor of their meeting any applicable requirements of Code Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement in order to conform with Code Section 409A, including amending to facilitate your ability to avoid the imposition of interest and additional tax under Code Section 409A. By accepting this Agreement, you hereby agree and acknowledge that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to you hereunder. Further, by the acceptance of this Agreement, you acknowledge that (i) you have obtained independent tax advice regarding the application of Code Section 409A to the payments due to you hereunder, (ii) you retain full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to you hereunder and (iii) the Company shall not indemnify or otherwise compensate you for any violation of Code Section 409A that may occur in connection with this Agreement.

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com

16.	Time for Consideration; Effective Date

You have been advised that you have twenty-one (21) days to consider the terms of this Agreement, although you may sign and return it sooner. You have elected to sign this Agreement as of the date first written above and acknowledge that you have waived such 21 day period to consider this Agreement. You have the right to revoke the Release at any time within the seven (7)-day period following the date on which you sign it (the “Revocation Period”), by delivering written notice of such revocation to the Company at 20333 South Normandie Avenue, Torrance, California 90502. If you revoke as provided above, then the provisions of Section 2 shall be of no effect.

If the foregoing is agreeable to you, please sign, date, and return this letter agreement.

Should you have any questions concerning the foregoing, please feel free to contact me.

Very truly yours,

FARMER BROS. CO.

By:	/s/ Larry B. Garrett
Name:	Larry B. Garrett
Title:	General Counsel

/s/ Roger M. Laverty III
ROGER M. LAVERTY III

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Farmer Bros. Co. (the “Company”) terminated effective June 30, 2011 (the “Separation Date”). The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement entered into as of June 2, 2006 between myself and the Company. I understand that I am not entitled to this severance payment unless I sign this Agreement. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law regardless of whether I sign this release.

In consideration for the severance payment I am receiving under this Agreement, I acknowledge and agree that I am bound by the provisions of Sections 10A and 10B of my Employment Agreement and hereby release the Company and its current and former officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits specifically provided for in my Employment Agreement which constitutes a part of the consideration for this release, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement. In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by the Company.

I accept and agree to the terms and conditions stated above:

/s/ Roger M. Laverty III
Roger M. Laverty III

Farmer Bros. Co. • 20333 S. Normandie Avenue, Torrance, CA 90502 • (800) 735-2878 • www.FarmerBrosCo.com